Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
BY AND BETWEEN
ARAMARK
AND
VESTIS CORPORATION
DATED AS OF SEPTEMBER 29, 2023

-i-

5.3	Inducement	48
5.4	Post-Effective Time Conduct	48
5.5	Non-Solicitation	48

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		49

6.1	Agreement for Exchange of Information	49
6.2	Ownership of Information	50
6.3	Compensation for Providing Information	50
6.4	Record Retention	51
6.5	Limitations of Liability	51
6.6	Other Agreements Providing for Exchange of Information	51
6.7	Production of Witnesses; Records; Cooperation	51
6.8	Privileged Matters	53
6.9	Confidentiality	55
6.10	Protective Arrangements	56

ARTICLE VII DISPUTE RESOLUTION		57

7.1	Good-Faith Officer Negotiation	57
7.2	Mediation	57
7.3	Arbitration; Litigation	58
7.4	Litigation and Unilateral Commencement of Arbitration	59
7.5	Conduct During Dispute Resolution Process	59

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		59

8.1	Further Assurances	59
8.2	Use of the Aramark Name and Aramark Marks	60

ARTICLE IX TERMINATION		61

9.1	Termination	61
9.2	Effect of Termination	61

ARTICLE X MISCELLANEOUS		61

10.1	Counterparts; Entire Agreement; Corporate Power	61
10.2	Governing Law; Jurisdiction; Waiver of Jury Trial	62
10.3	Assignability	62
10.4	Third-Party Beneficiaries	63
10.5	Notices	63
10.6	Severability	64
10.7	Force Majeure	65
10.8	No Set-Off	65
10.9	Expenses	65
10.10	Headings	65
10.11	Survival of Covenants	65
10.12	Waivers of Default	65
10.13	Specific Performance	66
-ii-

10.14	Amendments	66
10.15	Interpretation	66
10.16	Limitations of Liability	67
10.17	Performance	67
10.18	Mutual Drafting	67
-iii-

SCHEDULES

Schedule 1.1	Plan of Reorganization
Schedule 1.2	Parent Contracts
Schedule 1.3	SpinCo Contracts
Schedule 1.4	SpinCo Indemnified Liabilities
Schedule 1.5	SpinCo Intellectual Property Rights
Schedule 1.6	SpinCo Retained Cash Amount
Schedule 2.2(a)(xiii)	SpinCo Assets
Schedule 2.2(b)(iii)	Parent Intellectual Property Rights
Schedule 2.2(b)(ix)	Parent Assets
Schedule 2.3(a)	SpinCo Liabilities
Schedule 2.3(b)	Parent Liabilities
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 2.8	Shared Contracts
Schedule 4.3(e)	Specified Parent Information
Schedule 5.1(b)	Designated Policies
Schedule 5.5(a)	Restricted Employees
Schedule 10.9	Allocation of Certain Costs and Expenses
EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of Vestis Corporation

Exhibit B	Amended and Restated Bylaws of Vestis Corporation
-iv-

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of September 29, 2023 (this “Agreement”), is by and between Aramark, a Delaware corporation (“Parent”), and Vestis Corporation, a Delaware corporation (“Vestis”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
R E C I T A L S
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the SpinCo Shares held by Parent at such time, which shall constitute 100 percent (100%) of the outstanding SpinCo Shares (other than the SpinCo Shares, if any, contributed or to be contributed by Aramark Services, Inc., a Delaware corporation (“D-One”), Aramark Intermediate HoldCo Corporation, a Delaware corporation (“D-Two”) or Parent to a donor advised fund pursuant to the Plan of Reorganization) (the “Distribution”);
WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;
WHEREAS, pursuant to the Plan of Reorganization and the terms of this Agreement, as part of the Separation and prior to the Distribution, among other things, (a) Parent completed the Canadian Separation, (b) D-One contributed certain SpinCo Assets to SpinCo in exchange for the assumption of certain SpinCo Liabilities and the constructive issuance of SpinCo Shares (such contribution, the “Contribution”), (c) SpinCo borrowed funds from third-party lenders and lent all or a portion of such funds to Aramark Uniform & Career Apparel Group, Inc., a Delaware corporation (“AUCA,” and such funds, the “AUCA Proceeds”), (d) AUCA used the AUCA Proceeds to repay a note payable to D-One, (e) D-One distributed to D-Two, all of the SpinCo Shares held by D-One at such time, which constituted all of the issued and outstanding SpinCo Shares (other than the SpinCo Shares, if any, contributed or to be contributed by D-One to a donor advised fund pursuant to the Plan of Reorganization) (the “First Internal Distribution”) and (f) D-Two distributed to Parent all of the SpinCo Shares held by D-Two at such time, which constituted all of the issued and outstanding SpinCo Shares (other than the SpinCo Shares, if any, contributed or to be contributed by D-One or D-Two to a donor advised fund pursuant to the Plan of Reorganization) (the “Second Internal Distribution”);
WHEREAS, for U.S. federal income tax purposes, (a) each of the Canadian Contribution and the Fourth Canadian Distribution, taken together, and the Contribution and the First Internal Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and (b) each of the First Canadian Distribution, the Second Canadian Distribution, the Third Canadian Distribution, the Second Internal Distribution and the Distribution is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355(a) of the Code;
WHEREAS, Parent has received a private letter ruling from the IRS in connection with the transactions contemplated by this Agreement (the “IRS Ruling”);
WHEREAS, Parent expects to receive one or more U.S. federal income tax opinions of its tax advisors in connection with the transactions contemplated by this Agreement;
WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosures concerning SpinCo, the Separation and the Distribution;
WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, SpinCo and the members of their respective Groups following the Distribution; and
WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:
“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Adversarial Action” shall have the meaning set forth in Section 6.7(a).
“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but only agreements as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Documents and any other agreement that by its express terms provides that it shall be an Ancillary Agreement for purposes of this Agreement.
“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.
“Aramark Name and Aramark Marks” shall mean the names, Trademarks, domain names, accounts or “handles” with Facebook, LinkedIn, Twitter and other social media platforms, and other source or business identifiers of either Party or any member of its Group using or containing “Aramark” or “Avendra,” in either case either alone or in combination with other words or elements, and all names, Trademarks, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements.
“Arbitration Procedure” shall have the meaning set forth in Section 7.3(a).
“Arbitration Request” shall have the meaning set forth in Section 7.3(a).
“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, Permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.
“AUCA” shall have the meaning set forth in the Recitals.
“AUCA Proceeds” shall have the meaning set forth in the Recitals.

“Canadian Contribution” shall have the meaning set forth in the Tax Matters Agreement.
“Canadian Separation” shall have the meaning set forth in the Plan of Reorganization.
“Cash Transfer” shall have the meaning set forth in Section 2.12(a).
“Chosen Courts” shall have the meaning set forth in Section 10.2(b).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidential Information” shall mean information that is both confidential and proprietary.
“Contribution” shall have the meaning set forth in the Recitals.
“CPR” shall have the meaning set forth in Section 7.2.
“D-One” shall have the meaning set forth in the Recitals.
“D-Two” shall have the meaning set forth in the Recitals.
“Delayed Parent Asset” shall have the meaning set forth in Section 2.4(i).
“Delayed Parent Liability” shall have the meaning set forth in Section 2.4(i).
“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.4(c).
“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.4(c).
“Designated Policies” shall have the meaning set forth in Section 5.1(b).
“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Contribution, the Separation or the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.
“Dispute” shall have the meaning set forth in Section 7.1.
“Distribution” shall have the meaning set forth in the Recitals.
“Distribution Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.
“Distribution Ratio” shall mean a number equal to 1/2.
“e-mail” shall have the meaning set forth in Section 10.5.
“Effective Time” shall mean 12:01 A.M., Philadelphia, Pennsylvania time, on the Distribution Date.
“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Environmental Law” shall mean any Law (including common law) relating to the pollution, protection or restoration of or prevention of harm to the environment or natural resources (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Materials), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.
“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“First Canadian Distribution” shall have the meaning set forth in the Tax Matters Agreement.
“First Internal Distribution” shall have the meaning set forth in the Recitals.
“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.
“Fourth Canadian Distribution” shall have the meaning set forth in the Tax Matters Agreement.
“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.
“Governmental Authority” shall mean any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.
“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.
“Hazardous Materials” shall mean (a) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof and (c) polychlorinated biphenyls, per- and polyfluoroalkyl substances, mold, methane, asbestos and radon.
“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).
“Indemnitee” shall have the meaning set forth in Section 4.4(a).
“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).
“Information Statement” shall mean the information statement to be made available to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution, and which Information Statement shall be an exhibit to the Form 10.
“Information Technology” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches, and data communication lines),

network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, and all associated documentation.
“Insurance Proceeds” shall mean those monies:
(a)    received by an insured from an insurance carrier; or
(b)    paid by an insurance carrier on behalf of the insured;
in any such case net of any premium adjustments (including reserves and retrospectively rated premium adjustments) resulting directly from the applicable claim and net of any costs or expenses incurred in the collection thereof; provided that in each case Insurance Proceeds shall not include any monies received or paid from an insurance carrier that is an Affiliate of either Parent or SpinCo.
“Intellectual Property Rights” shall mean any and all common law and statutory rights anywhere in the world arising under or associated with the following: (a) patents, patent applications, utility models, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties or conventions (“Patents”), (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any registrations and applications for registration of any of the foregoing (“Trademarks”), (c) rights associated with Internet domain names, uniform resource locators, internet protocol addresses, social media accounts or “handles” with Facebook, LinkedIn, Twitter and similar social media platforms, handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”), (d) copyrights and any other equivalent rights in works of authorship (including rights in Software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing (“Copyrights”), (e) trade secrets and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”), and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.
“IRS” shall mean the U.S. Internal Revenue Service.
“IRS Ruling” shall have the meaning set forth in the Recitals.
“Law” shall mean any national, supranational, federal, state, territorial, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.
“Mediation Procedure” shall have the meaning set forth in Section 7.2.
“Mediation Request” shall have the meaning set forth in Section 7.2.
“Negotiation Request” shall have the meaning set forth in Section 7.1.
“NYSE” shall mean the New York Stock Exchange.
“Parent” shall have the meaning set forth in the Preamble.
“Parent Accounts” shall have the meaning set forth in Section 2.9(a).
“Parent Assets” shall have the meaning set forth in Section 2.2(b).
“Parent Board” shall have the meaning set forth in the Recitals.
“Parent Books and Records” shall have the meaning set forth in Section 2.2(a)(xi).
“Parent Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the SpinCo Business.
“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).
“Parent Indemnitees” shall have the meaning set forth in Section 4.2.
“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).
“Parent Real Property” shall mean (a) all of the Real Property owned by Parent or any member of the Parent Group as of the Effective Time, (b) the Real Property Leases to which Parent or any member of the Parent Group is party as of the Effective Time, and (c) all recorded

Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property Leases described in clauses (a) and (b) of this paragraph.
“Parent Shares” shall mean the shares of common stock, par value $0.01 per share, of Parent.
“Parties” shall mean the parties to this Agreement.
“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.
“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Plan of Reorganization” shall mean the plan and structure set forth on Schedule 1.1.
“Policies” shall mean insurance policies, reinsurance policies and insurance contracts of any kind, including property, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology, professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.
“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate By Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index (or, if not reported therein, as reported in another authoritative source reasonably selected by Parent).
“Privileged Information” shall mean any information, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.
“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.
“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on September 20, 2023, which is the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.
“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.
“Registered IP” shall mean all United States, international or foreign (a) Patents and Patent applications, (b) registered Trademarks and applications to register Trademarks, (c) registered Copyrights and applications for Copyright registration, and (d) registered Internet Properties.
“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).
“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“Restricted Employees” shall have the meaning set forth in Section 5.5(a).
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Second Canadian Distribution” shall have the meaning set forth in the Tax Matters Agreement.
“Second Internal Distribution” shall have the meaning set forth in the Recitals.
“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
“Selected Stock Exchange” shall mean the NYSE or the Nasdaq Global Select Market, as determined by Parent prior to the Effective Time.
“Separation” shall have the meaning set forth in the Recitals.
“Shared Contract” shall have the meaning set forth in Section 2.8(a).
“Shared Third-Party Claim” shall have the meaning set forth in Section 4.5(b).
“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.
“Specified Ancillary Agreement” shall have the meaning set forth in Section 10.18(b).
“SpinCo” shall have the meaning set forth in the Preamble.
“SpinCo Accounts” shall have the meaning set forth in Section 2.9(a).
“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).
“SpinCo Balance Sheet” shall mean the pro forma consolidated balance sheet of the SpinCo Business, including any notes and subledgers thereto, as of June 30, 2023, as presented in the Information Statement made available to the Record Holders.
“SpinCo Books and Records” shall mean all books and records used in or necessary, as of immediately prior to the Effective Time, for the general financial and administrative operation of the SpinCo Business, including financial, employee, and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto (including regulatory dossiers, correspondence and related documentation); provided that SpinCo Books and Records shall not include material that Parent is not permitted by applicable Law or agreement to disclose or transfer to SpinCo.
“SpinCo Business” shall mean (a) the business, operations and activities of the “Aramark Uniform Services” segment of Parent conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted.
“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.
“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.
“SpinCo Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing (provided that SpinCo Contracts shall not include (x) any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y) any contract or agreement that would constitute SpinCo Technology) or (z) any contract or agreement set forth on Schedule 1.2:

(a)    (i) any customer, distribution, supply or vendor contract or agreement with a Third Party entered into prior to the Effective Time primarily related to the SpinCo Business and (ii) with respect to any customer, distribution, supply or vendor contract or agreement with a Third Party entered into prior to the Effective Time that relates to the SpinCo Business but is not primarily related to the SpinCo Business, that portion of any such customer, distribution, supply or vendor contract or agreement that relates to the SpinCo Business;
(b)    (i) any license agreement entered into prior to the Effective Time primarily related to the SpinCo Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the SpinCo Business but is not primarily related to the SpinCo Business, that portion of any such license agreement that relates to the SpinCo Business;
(c)    any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;
(d)    any contract or agreement that is entered into pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;
(e)    any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements primarily related to the SpinCo Business;
(f)    any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any member of the SpinCo Group in connection with the Separation, including any SpinCo Financing Arrangements;
(g)    any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group;
(h)    any other contract or agreement not otherwise set forth herein and primarily related to the SpinCo Business or SpinCo Assets;
(i)    any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Group Employee or consultants of the SpinCo Group that are in effect as of the Effective Time; and
(j)    any contracts, agreements or settlements set forth on Schedule 1.3, including the right to recover any amounts under such contracts, agreements or settlements.
“SpinCo Debt” shall have the meaning set forth in Section 2.12(a).
“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the SpinCo Group as of immediately prior to the Effective Time.

“SpinCo Financing Arrangements” shall have the meaning set forth in Section 2.12(a).
“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entity, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.
“SpinCo Group Employee” shall have the meaning set forth in the Employee Matters Agreement.
“SpinCo Indemnified Liability” shall mean those liabilities set forth on Schedule 1.4.
“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.
“SpinCo Intellectual Property Rights” shall mean (a) the Patents, Trademarks, Internet Properties and other Registered IP set forth on Schedule 1.5, and (b) the Intellectual Property Rights (other than Patents, Trademarks, Internet Properties and other Registered IP) that is owned by either Party or any of the members of its Group as of immediately prior to the Effective Time primarily used or primarily held for use in the SpinCo Business.
“SpinCo IT Assets” shall mean all Information Technology owned by either Party or any member of its Group as of immediately prior to the Effective Time that is primarily used or primarily held for use in the SpinCo Business.
“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).
“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the SpinCo Business as of the Effective Time.
“SpinCo Real Property” shall mean (a) all of the Real Property owned by SpinCo or any member of the SpinCo Group as of the Effective Time, (b) the Real Property Leases to which SpinCo or any member of the SpinCo Group is party as of the Effective Time, and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property Leases described in clauses (a) and (b) of this paragraph.
“SpinCo Retained Cash Amount” shall mean a cash amount calculated in accordance with Schedule 1.6.
“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.
“SpinCo Technology” shall mean any Technology with respect to which the Intellectual Property Rights therein are owned by either Party or any member of its Group to the extent that such Technology is (a) used or necessary to the operation of the SpinCo Business as of the Effective Time and capable of being copied (for example, Software), or (b) the know-how of the SpinCo Group Employees to the extent related to the SpinCo Business, but in each case, excluding any Information Technology and any SpinCo Books and Records. For clarity, SpinCo Technology does not include any Intellectual Property Rights.
“Straddle Period” shall have the meaning set forth in Section 2.13.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.
“Tax” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
“Technology” shall mean embodiments of Intellectual Property Rights, including blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information; provided that “Technology” shall not include personal property, books and records or any Intellectual Property Rights.
“Third Canadian Distribution” shall have the meaning set forth in the Tax Matters Agreement.
“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.
“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).
“Transfer Documents” shall have the meaning set forth in Section 2.1(b).
“Transferred Entity” shall mean AUCA.
“Transition Period” shall have the meaning set forth in Section 8.2.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Unreleased Parent Liability” shall have the meaning set forth in Section 2.5(b)(ii).
“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.5(a)(ii).
ARTICLE II
THE SEPARATION
2.1    Transfer of Assets and Assumption of Liabilities.
(a)    On or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the Plan of Reorganization:
(i)    Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by the Transferred Entity or a wholly owned Subsidiary of the Transferred Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee);
(ii)    Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the SpinCo Liabilities in accordance with their respective terms (it being understood that if any SpinCo Liabilities shall be Liabilities of the Transferred Entity, such SpinCo Liabilities shall be deemed assumed by SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee). SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent

Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
(iii)    Transfer and Assignment of Parent Assets. Parent and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by SpinCo or a SpinCo Designee; and
(iv)    Acceptance and Assumption of Parent Liabilities. Parent and certain members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities held by SpinCo or any SpinCo Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
(b)    Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without prejudice to any actions taken to implement, or documents entered into between or among any of the Parties or members of their respective Groups to implement, or in furtherance of, the Plan of Reorganization prior to the date hereof, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim or special warranty deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment, and take such other corporate actions, in each case, as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption, and take such other corporate actions, in each case, as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of the

Plan of Reorganization prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.”
(c)    Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) so entitled thereto shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability in accordance with this Agreement.
(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. To the extent permissible under applicable Law, Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.
(e)    Electronic Transfer. All transferred SpinCo Assets and Parent Assets, including transferred Technology, that can be delivered by electronic transmission will be so delivered or made available to SpinCo, Parent or their respective designees (as applicable), in an electronic form to be reasonably determined by the Parties.
2.2    SpinCo Assets; Parent Assets.
(a)    SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean:
(i)    all issued and outstanding capital stock or other equity interests of the Transferred Entity and other members of the SpinCo Group that are owned by either Party or any members of its Group as of the Effective Time;
(ii)    all Assets of either Party or any members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (ii);
(iii)    all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma consolidated balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);
(iv)    all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by SpinCo or any other member of the SpinCo Group;
(v)    all SpinCo Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(vi)    all SpinCo Intellectual Property Rights as of the Effective Time, including any goodwill appurtenant to any Trademarks included in the SpinCo Intellectual Property Rights and the right to seek, recover and retain damages for infringement of any SpinCo Intellectual Property Rights;
(vii)    all SpinCo Technology as of immediately prior to the Effective Time;
(viii)    all SpinCo IT Assets as of immediately prior to the Effective Time;
(ix)    all SpinCo Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(x)    all Assets of either Party or any of the members of its Group as of the Effective Time that are primarily related to the SpinCo Business to the extent not already included in subsections (i)-(ix) or (xi) of this subsection;
(xi)    copies of any and all SpinCo Books and Records in the possession of either Party or any member of its Group as of immediately prior to the Effective Time; provided that Parent shall be permitted to retain copies of, and continue to use, (A) any SpinCo Books and Records that as of the Effective Time are used in or necessary for the operation or conduct of the Parent Business, (B) any SpinCo Books and Records that

Parent is required by Law to retain (and if copies are not provided to SpinCo, then, to the extent permitted by Law, such copies will be made available to SpinCo upon SpinCo’s reasonable request), (C) one (1) copy of any SpinCo Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Parent Assets or Parent’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such SpinCo Books and Records maintained by Parent in the ordinary course of business (such material in clauses (A) through (D), the “Parent Books and Records”), and such copies of the Parent Books and Records shall be considered Parent Assets;
(xii)    the SpinCo Retained Cash Amount; and
(xiii)    any and all Assets set forth on Schedule 2.2(a)(xiii).
Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single asset may fall within more than one of the clauses (i) through (xi) in this Section 2.2(a), such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required, and (B) the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (vi) of Section 2.2(b).
(b)    Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that, notwithstanding anything herein to the contrary, the Parent Assets shall include:
(i)    all Assets that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained or owned by Parent or any other member of the Parent Group;
(ii)    all contracts and agreements of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Contracts);
(iii)    (x) the Aramark Name and Aramark Marks and Intellectual Property Rights set forth on Schedule 2.2(b)(iii), and (y) all Intellectual Property Rights owned by either Party or any of the members of its Group as of the Effective Time (other than, in the case of this clause (y), the SpinCo Intellectual Property Rights);
(iv)    all Technology of either Party or any of the members of its Group as of the Effective Time, other than such Technology that are SpinCo Technology (it being understood none of the Technology of the Parent Business is primarily used in the SpinCo Business);
(v)    all Information Technology, other than SpinCo IT Assets, owned by either Party or any member of its Group as of immediately prior to the Effective Time;
(vi)    all Parent Books and Records;

(vii)    all Permits of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Permits);
(viii)    all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Retained Cash Amount); and
(ix)    any and all Assets set forth on Schedule 2.2(b)(ix).
2.3    SpinCo Liabilities; Parent Liabilities.
(a)    SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:
(i)    all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (i);
(ii)    all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma consolidated balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii);
(iii)    all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;
(iv)    any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(v)    all Liabilities relating to, arising out of or resulting from the SpinCo Contracts, the SpinCo Intellectual Property Rights, the SpinCo Technology, the SpinCo Permits or the SpinCo Financing Arrangements;
(vi)    any and all Liabilities set forth on Schedule 2.3(a); and
(vii)    all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business or the SpinCo Assets or the other business, operations, activities or Liabilities of SpinCo referred to in clauses (i) through (vi) above;
provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b) and any Liabilities of any member of the Parent Group pursuant to the Ancillary Agreements shall not be SpinCo Liabilities but instead shall be Parent Liabilities.
(b)    Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the SpinCo Group, in each case that are not SpinCo Liabilities, including any and all Liabilities set forth on Schedule 2.3(b); and (ii) all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets.
2.4    Approvals and Notifications.
(a)    Approvals and Notifications for SpinCo Assets and Liabilities. To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation, the Distribution or any transaction contemplated thereby requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(b)    Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.
(c)    Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the SpinCo Group entitled thereto or obligated thereon (at the expense of the member of the SpinCo Group entitled thereto or obligated thereon). In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with SpinCo Group past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time (and from any earlier time provided for in the Plan of Reorganization) to the SpinCo Group.
(d)    Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.
(e)    Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Parent Group retaining a

Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or obligated with respect to the Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or obligated with respect to such Delayed SpinCo Liability; provided, however, that the Parent Group shall not knowingly allow the loss or diminution of value of any Delayed SpinCo Asset without first providing the SpinCo Group commercially reasonable notice of such potential loss or diminution in value and affording the SpinCo Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.
(f)    Tax Treatment of Delayed Transfers. Parent and SpinCo shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat any SpinCo Asset, SpinCo Liability, Delayed SpinCo Asset, Delayed SpinCo Liability, Delayed Parent Asset or Delayed Parent Liability transferred, assigned or assumed after the Effective Time as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Plan of Reorganization); and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith, except to the extent otherwise required pursuant to Law, as determined by Parent in its reasonable discretion.
(g)    Approvals and Notifications for Parent Assets. To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation, the Distribution or any other transaction contemplated under this Agreement requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(h)    Delayed Parent Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Parent Asset or assumption by the Parent Group of any Parent Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(i)    Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(h) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the Parent Group entitled thereto or obligated thereon (at the expense of the member of the Parent Group entitled thereto or obligated thereon). In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with Parent Group past practice and take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time (and from any earlier time provided for in the Plan of Reorganization) to the Parent Group.
(j)    Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.
(k)    Costs for Delayed Parent Assets and Delayed Parent Liabilities. Except as otherwise agreed in writing between the Parties, any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or obligated with respect to the Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or obligated with respect to such Delayed Parent Liability; provided, however, that the SpinCo Group shall not knowingly allow the loss or diminution in value of any Delayed Parent Asset without first providing the Parent Group commercially reasonable notice of such potential loss or diminution in value and affording the Parent Group commercially reasonable opportunity to take action to prevent such loss or diminution in value.
2.5    Novation of Liabilities.
(a)    Novation of SpinCo Liabilities.
(i)    Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Effective Time, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.5(a)(i) has been effected, the members of the Parent Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such SpinCo Liabilities.
(ii)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)    Novation of Parent Liabilities.
(i)    Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Effective Time, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.5(b)(i) has been effected, the members of the SpinCo Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such Parent Liabilities.
(ii)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.
2.6    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:
(a)    On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Liability to the extent that such guarantee or obligation relates to SpinCo Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Liability to the extent that such guarantee or obligation relates to Parent Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability.
(b)    To the extent required to obtain a release from a guarantee of:
(i)    any member of the Parent Group, SpinCo shall (or shall cause a member of the SpinCo Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which SpinCo (or any member of the SpinCo Group) would be reasonably unable to comply or (y) which SpinCo (or any member of the SpinCo Group) would not reasonably be able to avoid breaching; and
(ii)    any member of the SpinCo Group, Parent shall (or shall cause a member of the Parent Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Parent (or any member of the Parent Group) would be reasonably unable to comply or (y) which Parent (or any member of the Parent Group) would not reasonably be able to avoid breaching.
(c)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and SpinCo, on behalf of itself and the other members of their respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable, unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.
2.7    Termination of Agreements.
(a)    Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)    The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii), which shall be treated as described therein; (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.
(c)    Other than any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii), all of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time shall, as of the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion.
2.8    Treatment of Shared Contracts.
(a)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a SpinCo Contract, but the remainder of which is a Parent Asset (any such contract or agreement, including those set forth on Schedule 2.8, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, (i) be entitled to the rights and benefits, (ii) assume the related portion of any Liabilities, inuring to its respective businesses and (iii) take any actions set forth on Schedule 2.8 with respect to such Shared Contract; provided, however, that (A) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (B) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.
(b)    Except as otherwise required by applicable Law, each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time (and from any earlier time provided for in the Plan of Reorganization), and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.
(c)    Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.
2.9    Bank Accounts; Cash Balances.
(a)    Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Parent Account or SpinCo Account, respectively, is de-linked from such Parent Account or SpinCo Account, respectively.
(b)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the

SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.
(c)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or a member of the Parent Group.
(d)    With respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.
(e)    As between Parent and SpinCo (and the members of their respective Groups), all payments made and reimbursements, credits, returns or rebates received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party, the amount of such payment or reimbursement, credit, return or rebate without right of set-off.
2.10    Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.
2.11    Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO: (a) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (b) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), (c) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (d) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (e) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT,

ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR, WITHOUT LIMITATION, THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
2.12    SpinCo Financing Arrangements; SpinCo Debt Incurrence.
(a)    Prior to the Effective Time, and in accordance with the Plan of Reorganization, (i) SpinCo and/or other members of the SpinCo Group will enter into one or more financing arrangements and agreements (the “SpinCo Financing Arrangements”), pursuant to which it or they shall borrow prior to the Effective Time a principal amount of not less than $1,500 million (the “SpinCo Debt”) and (ii) SpinCo shall transfer or cause to be transferred the proceeds of the SpinCo Debt in the manner set forth in the Plan of Reorganization (the “Cash Transfer”). Parent and SpinCo agree to take, and shall cause the respective members of their Group to take, all necessary actions to assure the full release and discharge of Parent and the other members of the Parent Group from all liabilities and other obligations pursuant to the SpinCo Financing Arrangements as of no later than the Effective Time.
(b)    The Parties agree that SpinCo or another member of the SpinCo Group, as the case may be, and not Parent or any member of the Parent Group, are and shall be responsible for all costs and expenses incurred in connection with the SpinCo Financing Arrangements.
(c)    Prior to the Effective Time, Parent and SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the SpinCo Financing Arrangements.
2.13    Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of SpinCo that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), Parent, on or before the date that is ten (10) days prior to the latest date on which SpinCo may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide SpinCo with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).
ARTICLE III
THE DISTRIBUTION
3.1    Sole and Absolute Discretion; Cooperation.
(a)    Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.
(b)    SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. SpinCo and Parent, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution.
3.2    Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:
(a)    Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
(b)    SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws of SpinCo, respectively.
(c)    SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board and/or as an executive officer of Parent, other than any such individuals who shall have been determined to remain members of the Parent Board; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.

(d)    Selected Stock Exchange Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the Distribution on the Selected Stock Exchange, subject to official notice of distribution.
(e)    Securities Law Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.
(f)    Availability of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement Notice of Internet Availability of the Information Statement to be made available to the Record Holders.
(g)    The Distribution Agent. Parent shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(h)    Stock-Based Employee Benefit Plans. Parent and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Shares) and SpinCo (in respect of SpinCo Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.
3.3    Conditions to the Distribution.
(a)    The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:
(i)    the SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;
(ii)    the Information Statement shall have been made available to the Record Holders;
(iii)    Parent shall have received the IRS Ruling and opinions of its outside tax advisors, in each case, satisfactory to the Parent Board, regarding certain U.S.

federal income tax matters relating to the Separation and Distribution and which shall not have been withdrawn or rescinded;
(iv)    the transfer of the SpinCo Assets (other than any Delayed SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred from Parent (or the applicable members of its Group) to SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from SpinCo to Parent (or the applicable members of its Group) on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization;
(v)    Parent Board shall have received one (1) or more opinions from an independent appraisal firm acceptable to Parent regarding solvency and capital adequacy matters with respect to each of Parent and SpinCo after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded;
(vi)    the actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, shall have become effective or been accepted by the applicable Governmental Authority;
(vii)    each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;
(viii)    there shall be no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto pending or in effect;
(ix)    the SpinCo Shares to be distributed to the Parent stockholders in the Distribution shall have been accepted for listing on the Selected Stock Exchange, subject to official notice of distribution;
(x)    SpinCo and/or other members of the SpinCo Group shall have consummated, as applicable, the SpinCo Financing Arrangements. SpinCo shall have issued and incurred the SpinCo Debt on terms satisfactory to Parent in its sole and absolute discretion. Parent shall have received the proceeds from the Cash Transfer. Parent shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no Liability whatsoever under the SpinCo Financing Arrangements;
(xi)    there shall be no other events or developments existing or having occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)    The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.
3.4    The Distribution.
(a)    Subject to Section 3.3, on or prior to the Effective Time, SpinCo shall deliver to the Distribution Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Distribution Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.
(b)    Subject to Sections 3.3 and 3.4(c), each Record Holder shall be entitled to receive in the Distribution a number of whole SpinCo Shares equal to the number of Parent Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.
(c)    No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a SpinCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Distribution Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, SpinCo or the Distribution Agent will be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4(c). Neither Parent nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.
(d)    Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Shares that remain unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent on its behalf shall hold such SpinCo Shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.
(e)    Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder shall be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder shall be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.
ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION
4.1    Release of Pre-Distribution Claims.
(a)    SpinCo Release of Parent. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, members, agents or employees of the Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances (including, for the avoidance of doubt, the presence of Hazardous Materials on the SpinCo Real Property) occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.
(b)    Parent Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances (including, for the avoidance of doubt, the presence of Hazardous Materials on the Parent Real Property) occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.
(c)    Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:
(i)    any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the SpinCo Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;
(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
(iv)    any Liability provided in or resulting from any other contract or agreement that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;
(v)    any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or
(vi)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.
In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if any portion of the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such portion of such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.
(d)    No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).
(e)    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.
4.2    Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any SpinCo Liability;
(b)    any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;
(d)    except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the Distribution;
(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3; or
(f)    any SpinCo Indemnified Liability.
4.3    Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any Parent Liability;
(b)    any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d)    except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the Distribution; and
(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.
4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V shall be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.
(b)    The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
4.5    Procedures for Indemnification of Third-Party Claims.
(a)    Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).
(b)    Control of Defense. Subject to any insurer’s rights pursuant to any Policies of either Party, an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within sixty (60) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within sixty (60) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding anything herein (for the absence of doubt, other than Section 4.11) to the contrary, to the extent a Third-Party Claim involves or would reasonably be expected to involve both a SpinCo Liability and a Parent Liability (collectively, a “Shared Third-Party Claim”), Parent shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to a Parent Liability, and SpinCo shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to a SpinCo Liability.
(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim. In the event of a Shared Third-Party Claim, each Party shall be liable for the portion of the fees and expenses incurred by such Party in connection with the defense of such Shared Third-Party Claim that is equal to the relative portion of such Party’s Liability in respect of such Shared Third-Party Claim, and shall be entitled to seek any indemnification or reimbursement from the other Party for any fees or expenses incurred by such Party during the course of the defense of such Shared Third-Party Claim in excess of such fees and expenses that are the responsibility of such Party pursuant to this Agreement.
(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby and either Party in the case of a Shared Third-Party Claim, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if outside legal counsel to the Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable and documented fees and expenses of such counsel for all Indemnitees.
(e)    No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, delayed or conditioned), unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party delivers the other Party a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within ten (10) business days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.
4.6    Additional Matters.
(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.
(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent (if any) that the Indemnifying Party is materially prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such

Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(e)    Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.
4.7    Right of Contribution.
(a)    Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason (other than pursuant to the terms hereof), or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.
4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, including before any court, arbitrator, mediator or administrative agency anywhere in the world, and further (on behalf of itself, the members of such Party’s Group and any other Person claiming through it) waives and releases any claim or defense against any person, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable or otherwise improper for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable or otherwise improper for any reason; or (c) the provisions of this Article IV or any Ancillary Agreement are unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable or otherwise improper for any reason.
4.9    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
4.10    Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

4.11    Tax Matters Agreement Coordination. Notwithstanding any other provision of this Agreement, (a) the above provisions of this Article IV shall not apply to Taxes, (b) it is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement and (c) in the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.
ARTICLE V
CERTAIN OTHER MATTERS
5.1    Insurance Matters.
(a)    Parent and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the SpinCo Group in the event that any (i) insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date or (ii) any insurer declines, denies, delays or obstructs any claim payment.
(b)    From and after the Effective Time, SpinCo, any member of the SpinCo Group or any of their respective employees (including former or inactive employees) shall cease to be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any of Parent’s or any member of the Parent Group’s insurance policies or any of their respective self-insured programs in place prior to the Effective Time. With respect to claims on or under the policies provided on Schedule 5.1(b) (collectively, the “Designated Policies”) SpinCo:
(i)    shall notify Parent, as promptly as practicable, of any incident, circumstance or occurrence that may lead to a claim made by Parent or any member of the Parent Group under a Designated Policy;
(ii)    shall, and shall cause the other members of the SpinCo Group to, at SpinCo’s sole cost and expense, cooperate with and assist Parent and the members of the Parent Group and share such information as is necessary in order to permit Parent and the members of the Parent Group to manage and conduct the insurance matters contemplated by this Section 5.1, including with respect to any claims by Parent or any member of the Parent Group under any Designated Policy; and
(iii)    shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all claims made with respect to any losses, damages and Liability incurred by any member of the SpinCo Group prior to the Effective Time under the Designated Policies.
(c)    At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s.
(d)    Neither SpinCo nor any member of the SpinCo Group, in connection with any claim under any insurance policy of Parent or any member of the Parent Group (including the Designated Policies), shall take any action that would be reasonably likely to (i) have a materially adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable insurance policy.
(e)    Parent shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. SpinCo shall cooperate with Parent and share such information as is necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. Each Party and any member of its applicable Group has the sole right to settle or otherwise resolve Third-Party Claims made against it or any member of its applicable Group covered under an applicable insurance policy. Notwithstanding anything in the foregoing to the contrary, Parent shall have the sole right to settle or otherwise resolve Third-Party Claims covered under a Designated Policy without the prior written consent of SpinCo unless such settlement (i) involves any admission, finding or determination of wrongdoing or violation of Law by any member of the SpinCo Group or (ii) does not provide for a full, unconditional and irrevocable release of the applicable member(s) of the SpinCo Group from all Liability in connection with the Third-Party Claim, in which case Parent shall not settle or otherwise resolve such Third-Party Claims without the prior written consent of SpinCo (which consent may not be unreasonably withheld, delayed or conditioned).
(f)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.
(g)    SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the insurance policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
5.2    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).
5.3    Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.
5.4    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.
5.5    Non-Solicitation.
(a)    Non-Solicitation. Each Party covenants and agrees that, from the Effective Time through the first (1st) anniversary of the Distribution Date, no Party will, and each Party will cause its respective Subsidiaries not to, directly or indirectly, employ, hire, enter into an agency or consulting relationship with, recruit or solicit for employment or interfere with the employment of any employee in Career Band 5 or above (or the substantial equivalent thereof) of the members of the other Group other than any employee set forth on Schedule 5.5(a) (“Restricted Employees”); provided that the foregoing restrictions shall not apply to (i) any Restricted Employee whose employment was involuntarily terminated by the applicable Party or its Affiliates, (ii) any Restricted Employee who has not been employed by the applicable Party or any of its Subsidiaries for at least six (6) months, (iii) any Restricted Employee whose prospective employment is agreed to in writing by Parent and SpinCo and (iv) any Restricted Employee who responds to general solicitations not targeted at Restricted Employees (including through the use of recruiting firms not directed at Restricted Employees) or advertisement in any newspaper, magazine, trade publication, electronic medium or other media.
(b)    Remedies; Enforcement. Each Party acknowledges and agrees that (i) injury to the other Party from any breach of the obligations of such party set forth in this

Section 5.5 would be irreparable and impossible to measure and (ii) the remedies at law for any breach or threatened breach of this Section 5.5, including monetary damages, would therefore be inadequate compensation for any loss and the other Party shall have the right to specific performance and injunctive or other equitable relief in accordance with Section 10.13, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 5.5 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 5.5 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 5.5 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.
ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
6.1    Agreement for Exchange of Information.
(a)    Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests and, with respect to clause (iii), access to the facilities, systems, infrastructure and personnel of such Party or its Group, in each case to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any laws or regulations or stock exchange rules or obligations imposed by any Governmental Authority, including, without limitation, the obligation to verify the accuracy of internal controls over information technology reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of either Party under Section 6.4; provided, however, the Party providing information pursuant to this Section 6.1 shall use commercially reasonable efforts to provide such information in a format that the other Party has the ability to process without undue burden. Each Party shall cause its and its Subsidiaries’ employees to, and shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of SpinCo or its Subsidiaries, or when given access to any facilities, systems, infrastructure or personnel of the other Party or any members of its Group, conform to the policies and procedures of such Party and its Group concerning health, safety, conduct and security that are made known or provided to the accessing Party from time to time.
(b)    Without limiting the generality of the foregoing, until the end of SpinCo’s fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable: (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.
(c)    Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, Parent shall transfer to SpinCo any employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to SpinCo Group Employees and former SpinCo Group Employees and other records reasonably required by SpinCo to enable SpinCo to properly carry out its obligations under this Agreement and the Employee Matters Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Subject to any limitation imposed by applicable Law, including privacy protection Laws or regulations, each Party shall permit the other Party reasonable access to its employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.
6.2    Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.
6.3    Compensation for Providing Information. The Party requesting information after the Effective Time agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing

Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
6.4    Record Retention.
(a)    To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time in substantial accordance with the policies of Parent as in effect at the Effective Time or such other policies as may be adopted by Parent after the Effective Time (provided that Parent notifies SpinCo in writing of any such change). Notwithstanding the foregoing, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information.
(b)    Each Party shall preserve and keep all documents subject to a litigation hold as of the date of this Agreement until such party has been notified that such litigation hold is no longer applicable.
6.5    Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.
6.6    Other Agreements Providing for Exchange of Information.
(a)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.
(b)    Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party: (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
6.7    Production of Witnesses; Records; Cooperation.
(a)    After the Effective Time, except in the case of a Dispute between Parent and SpinCo, or any members of their respective Groups (an “Adversarial Action”), each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall use their commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
(c)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, other than Adversarial Actions.
(d)    Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property Rights of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.
(e)    The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (other than in connection with an Adversarial Action).
(f)    Without limiting any provision of this Section 6.7 and except with respect to an Adversarial Action, each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/ data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement or the Employee Matters Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement or the Employee Matters Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any benefit plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.
6.8    Privileged Matters.
(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered, unless agreed otherwise, solely for the benefit of the Parent Group or the SpinCo Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform or receive such services.
(b)    The Parties agree as follows:
(i)    Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group;
(ii)    SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group; and
(iii)    if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information,

and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information, unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the SpinCo Business, or to both the Parent Business and the SpinCo Business.
(c)    Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.
(d)    If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose, except in good faith to protect its own legitimate interests.
(e)    In the event of any Dispute between Parent and SpinCo, or any members of their respective Groups, either Party may waive a privilege in information related to such Dispute, in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that (a) the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party, and (b) for the avoidance of doubt, the Parties will maintain the confidentiality of the information subject to the shared privilege from third parties in accordance with Section 6.9.
(f)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall (unless prohibited by Law) promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)    Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement between Parent and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(h)    In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.
6.9    Confidentiality.
(a)    Confidentiality. Subject to Section 6.10, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements from and after the Effective Time until the six (6)-year anniversary of the Effective Time, each of Parent and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Confidential Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; (iii) independently developed or generated without reference to or use of any Confidential Information of the other Party or any member of such Party’s Group; or (iv) was in such Party’s or its Subsidiaries’ possession on a non-confidential basis prior to the time of disclosure to such Party and at the time of such disclosure was not known by such Party or any of its Subsidiaries to be prohibited from being disclosed by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information. Notwithstanding the foregoing six (6)-year period, Parent’s and SpinCo’s obligations with respect to Confidential Information that constitutes Trade Secrets shall survive and continue for so long as such Confidential Information retains its status as a Trade Secret. If any Confidential Information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed Confidential Information shall be used only as required to perform such services.
(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such Confidential Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic backup versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.
(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information (including personal health information) relating to, Third Parties (i) that was received under privacy policies or notices and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two (2) Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the Confidential Information of, or legally protected personal information (including personal health information) relating to, Third Parties in accordance with privacy policies or notices, as well as data privacy Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.
6.10    Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other

Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.
ARTICLE VII
DISPUTE RESOLUTION
7.1    Good-Faith Officer Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”) shall provide written notice thereof to the other Party (the “Negotiation Request”). As soon as reasonably practicable following receipt of a Negotiation Request, the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to mediation in accordance with Section 7.2.
7.2    Mediation. Any Dispute that is not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then-current mediation procedure (the “Mediation Procedure”) of the International Institute for Conflict Prevention and Resolution (the “CPR”), except as modified herein. The mediation shall be held in Philadelphia, Pennsylvania or such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party) that CPR appoint a mediator in accordance with the Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.
7.3    Arbitration; Litigation.
(a)    In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a Negotiation Request in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree in writing, then unless the amount in dispute, inclusive of all claims and counterclaims, totals $100,000,000 million or more or the Dispute involves primarily non-monetary relief (in which case such Dispute shall be addressed in accordance with Section 7.3(d)) such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then current CPR arbitration procedure (the “Arbitration Procedure”), except as modified herein. The arbitration shall be held in (i) Philadelphia, Pennsylvania or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000 million; or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals more than $10,000,000 million but less than $100,000,000 million.
(b)    The panel of three (3) arbitrators shall be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party shall name an arbitrator; and (ii) the two (2) Party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second (2nd) of the two (2) arbitrators was named, name a third (3rd), independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third (3rd), then the third (3rd) independent arbitrator shall be appointed pursuant to the Arbitration Procedure. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to the Arbitration Procedure.
(c)    The arbitrator(s) shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) shall not award any relief not specifically requested by the Parties and, in any event, shall not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s)

following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties shall seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VII shall toll the applicable statute of limitations for the duration of any such proceedings. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
(d)    If the amount in dispute, inclusive of all claims and counterclaims, totals $100,000,000 million or more or if the Dispute involves primarily non-monetary relief, then such Dispute shall not be submitted to arbitration. Any litigation commenced in accordance with this Section 7.3 shall be subject to Section 10.2(b).
7.4    Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2, and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1, Section 7.2, and Section 7.3 if such Party has submitted an Mediation Request or an Arbitration Request, as applicable, and the other Party has failed, within the applicable periods set forth in Section 7.2 to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or such Party has failed to comply with Section 7.3 in good faith with respect to the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Arbitration Procedure. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Arbitration Procedure.
7.5    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.
ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
8.1    Further Assurances.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the requesting Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.
(c)    On or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)    Parent and SpinCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of SpinCo or any other member of the SpinCo Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.
8.2    Use of the Aramark Name and Aramark Marks. SpinCo undertakes to (and to cause the members of the SpinCo Group to) discontinue the use of the name “Aramark” and the related trademark symbol as soon as commercially reasonably practicable after the Effective Time, but in any case not longer than a two (2)-year period commencing on the Distribution Date (such period, the “Transition Period”). Notwithstanding the foregoing, effective as of the Effective Time, Parent, on behalf of itself and its Affiliates, hereby grants to the members of the SpinCo Group a non-exclusive, sublicenseable, worldwide and royalty-free license to use and have used the name “Aramark” and the related starperson logo trademark symbol (1) during the applicable Transition Period and (2) following the applicable Transition

Period for the sale or rental of inventory (including both finished and unfinished inventory) containing such name or trademark applied to such products created: (a) prior to the Effective Time and (b) during the applicable Transition Period; provided that SpinCo shall (and shall cause the members of the SpinCo Group and its sublicensees to) use such name or trademark at a level of quality equivalent to that in effect as of the Effective Time.
ARTICLE IX
TERMINATION
9.1    Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated, except by an agreement in writing signed by a duly authorized officer of each of the Parties.
9.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.
ARTICLE X
MISCELLANEOUS
10.1    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement and each Ancillary Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.
(c)    Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(d)    Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp, electronic or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp, electronic or mechanical signature) by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp, electronic or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
10.2    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
(b)    All disputes that are not subject to mandatory arbitration pursuant to Section 7.3 (including an action to enforce Article VII) shall be commenced exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, each of Parent and SpinCo (i) irrevocably submit to the exclusive jurisdiction of the Chosen Courts, (ii) waive any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waive any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, in each case in respect of such claims.
(c)    THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.
10.3    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.
10.4    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person, except the Parties, any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.
10.5    Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):
If to Parent, to:
Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
Attention:    Lauren Harrington, Senior Vice President and General Counsel
E-mail:    * * *
with a copy (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    David A. Katz
Alison Z. Preiss
E-mail:    DAKatz@wlrk.com
AZPreiss@wlrk.com

If to SpinCo (prior to the Effective Time), to:
Vestis Corporation
2400 Market Street
Philadelphia, Pennsylvania 19103
Attention:    Rick Dillon, Executive Vice President and Chief Financial Officer
E-mail:    * * *
with a copy (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    David A. Katz
Alison Z. Preiss
E-mail:    DAKatz@wlrk.com
AZPreiss@wlrk.com
If to SpinCo (from and after the Effective Time), to:
Vestis Corporation
500 Colonial Center Parkway, Suite 140
Roswell, GA 30076
Attention:    Rick Dillon, Executive Vice President and Chief Financial Officer
E-mail:    * * *
with a copy (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    David A. Katz
Alison Z. Preiss
E-mail:    DAKatz@wlrk.com
AZPreiss@wlrk.com
A Party may, by notice to the other Party, change the address to which such notices are to be given or made.
10.6    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.
10.8    No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to: (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.
10.9    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and any Ancillary Agreement, the Separation, the Form 10, the Information Statement, the Plan of Reorganization and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties, and borne and be the responsibility of the applicable Party, as set forth on Schedule 10.9.
10.10    Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.
10.11    Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.
10.12    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
10.13    Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
10.14    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
10.15    Interpretation. In this Agreement and any Ancillary Agreement: (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement), unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Exhibits, Schedules and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Philadelphia, Pennsylvania; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to September 29, 2023.

10.16    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).
10.17    Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.
10.18    Mutual Drafting.
(a)    This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
(b)    In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of the Ancillary Agreements (other than the Transfer Documents) (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transfer Documents, the terms of this Agreement shall control to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement or any Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, this Agreement or such Specified Ancillary Agreement shall control.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

ARAMARK

By:	/s/ Thomas G. Ondrof
Name: Thomas G. Ondrof
Title: Executive Vice President and Chief Financial Officer

VESTIS CORPORATION

By:	/s/ Rick Dillon
Name: Rick Dillon
Title: Executive Vice President and Chief Financial Officer
[Signature Page to Separation and Distribution Agreement]

EXHIBIT A
Amended and Restated Certificate of Incorporation
of Vestis Corporation
[Attached]

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VESTIS CORPORATION
Vestis Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:
1.The name of this Corporation is Vestis Corporation. The original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on February 22, 2023. The name under which the Corporation was originally incorporated is Epic NewCo, Inc.
2.This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of a majority of the holders of outstanding stock in accordance with Section 228 of the DGCL, and is to become effective as of 11:59 p.m., Eastern Time, on September 29, 2023 (the “Effective Date”).
3.Certificate of Incorporation to read in its entirety as follows:
ARTICLE I
NAME OF CORPORATION
The name of the Corporation is Vestis Corporation.
ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company. The Corporation may have such other offices, either inside or outside of the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV
STOCK
Section 1.    Authorized Stock. The total number of authorized shares of capital stock of the Corporation shall be three hundred fifty million (350,000,000) shares, consisting of (i) three hundred million (300,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) fifty million (50,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
Section 2.    Common Stock. Except as otherwise provided by law, by this Amended and Restated Certificate of Incorporation, or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the right to vote on all matters on which stockholders are entitled to vote, including the election of directors, to the exclusion of all other stockholders. Each holder of record of Common Stock shall be entitled to one (1) vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.
Section 3.    Preferred Stock. Shares of Preferred Stock may be authorized and issued from time-to-time in one (1) or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered, by resolution or resolutions, to authorize the issuance from time to time of shares of Preferred Stock in one (1) or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
(a)    the designation of the series, which may be by distinguishing number, letter or title;
(b)    the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designations governing such series) increase or decrease (but not below the number of shares thereof then outstanding);

(c)    the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
(d)    the dates at which dividends, if any, shall be payable;
(e)    the redemption rights and price or prices, if any, for shares of the series;
(f)    the terms and amount of any sinking fund provided for purchase or redemption of shares of the series;
(g)    the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(h)    whether shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
(i)    the restrictions on the issuance of shares of the same series or of any other class or series; and
(j)    the voting rights, if any, of the holders of shares of the series.
ARTICLE V
TERM
The term of existence of the Corporation shall be perpetual.
ARTICLE VI
BOARD OF DIRECTORS
Section 1.    Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”).
Section 2.    Election of Directors. Subject to the rights of the holders of any series of Preferred Stock provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (the “Preferred Stock Directors”), the Board of Directors shall be divided, with respect to the time for which they severally hold office, into three (3) classes, designated Class I, Class II and Class III, as nearly equal in number as reasonably possible. The first (1st) term of office for the Class I directors shall expire at the first (1st) annual meeting of stockholders held following the Effective Date (the “First Annual Meeting”). The first (1st) term of office for the

Class II directors shall expire at the second (2nd) annual meeting of stockholders held following the Effective Date (the “Second Annual Meeting”). The first (1st) term of office for the Class III directors shall expire at the third (3rd) annual meeting of stockholders held following the Effective Date (“Third Annual Meeting”). At the First Annual Meeting, the Class I directors shall be elected for a term of office to expire at the Third Annual Meeting. At the Second Annual Meeting, the Class II directors shall be elected for a term of office to expire at the Third Annual Meeting. Commencing at the Third Annual Meeting and at all subsequent annual meetings of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the DGCL, and all directors shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders. Prior to the Third Annual Meeting, in case of any increase or decrease, from time to time, in the number of directors (other than the Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal in number as reasonably possible. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III, with such assignment becoming effective as of the time at which the initial classification of the Board of Directors becomes effective. Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (as may hereafter be amended, the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws.
Section 3.    Newly Created Directorships and Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director, and directors so chosen shall hold office until the next election of the class, if any, for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. Notwithstanding the foregoing, from and after the Third Annual Meeting, any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.
Section 4.    Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock, any director(s) of the Corporation may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class (a) until the Third Annual Meeting or such other time as the Board of Directors is no longer classified under Section 141(d) of the DGCL, only for cause and (b) from and including the Third Annual Meeting or such other time as the Board of Directors is no longer classified under Section 141(d) of the DGCL, with or without cause.

Section 5.    Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article VI, whenever the holders of one (1) or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.
Section 6.    No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issuance of a series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.
ARTICLE VII
STOCKHOLDER ACTION
Section 1.    No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 2.    Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders (a) until the second (2nd) anniversary of the Effective Date, may only be called by or at the direction of (1) the Chairman of the Board of Directors or (2) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board, and (b) as of and from the second (2nd) anniversary of the Effective Date, may only be called by or at the direction of (1) the Chairman of the Board of Directors, (2) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or (3) upon the written request of one or more stockholders that own, or who are acting on behalf of persons who own shares representing 15% or more of the voting power of the then outstanding shares of Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting. At any special meeting of stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.
ARTICLE VIII
DIRECTOR AND OFFICER LIABILITY
To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DCGL.
ARTICLE IX
AMENDMENTS TO BYLAWS
In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, change or repeal the Bylaws.
ARTICLE X
FORUM AND VENUE
Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including any claim alleging aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), (iv) any action or proceeding asserting a claim related to or involving the Corporation or any current or former director or officer or other employee of the Corporation that is governed by the internal affairs doctrine, or (v) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article X shall not in any way be affected or impaired thereby.
ARTICLE XI
AMENDMENTS
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation, this 29th day of September, 2023.

VESTIS CORPORATION

By:
Name:
Title:

EXHIBIT B
Amended and Restated Bylaws
of Vestis Corporation
[Attached]

AMENDED AND RESTATED
BYLAWS
OF
VESTIS CORPORATION
These Amended and Restated Bylaws (these “Bylaws”) of Vestis Corporation, a Delaware corporation (the “Corporation”), are effective as of September 29, 2023 (the “Effective Date”) and hereby amend and restate the previous bylaws of the Corporation, which are deleted in their entirety and replaced with the following:
ARTICLE I
OFFICES AND RECORDS
Section 1.    Offices. The address of the registered office of the Corporation in the State of Delaware shall be as stated from time to time in the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”). The Corporation may have such other offices, either inside or outside of the State of Delaware, as the Board of Directors (the “Board”) may designate or as the business of the Corporation may from time to time require.
Section 2.    Books and Records. The books and records of the Corporation may be kept inside or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.
ARTICLE II
STOCKHOLDERS
Section 1.    Meetings.
(a)    Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held at such date and time and in such manner as may be fixed by resolution of the Board of Directors.
(b)    Special Meeting. Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Certificate of Incorporation.
(c)    Place of Meeting / Record Date. The Board of Directors or the Chairman of the Board of Directors, as the case may be, may designate the place of meeting for any annual or special meeting of the stockholders or may designate that the meeting be held by means of remote communication. If no designation is so made, the place of meeting shall be the principal office of the Corporation. The record date for, and the date and time of, any special meeting shall be fixed by the Board of Directors.
(d)    Notice of Meeting. Written or printed notice, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) (except to the extent prohibited by Section 232(e) of the DGCL) or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be delivered at the times provided in the DGCL. Such further notice shall be given as may be required by applicable law. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Article VIII, Section 2 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed, and unless the Certificate of Incorporation otherwise provides, any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.
(e)    Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairman of the Board of Directors or the Chief Executive Officer may adjourn the meeting from time to time, whether or not there is a quorum. No notice of the time and place, if any, of adjourned meetings need be given except as required by applicable law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
(f)    Organization. Meetings of stockholders shall be presided over by such person as the Board of Directors may designate as chairman of the meeting, or in the absence of such a person, the Chairman of the Board of the Directors, or if none or in the Chairman of the Board of Directors’ absence or inability to act, the Chief Executive Officer, or if none or in the Chief Executive Officer’s absence or inability to act, the President, or if none or in the President’s absence or inability to act, a Vice President, or, if none of the foregoing is present or able to act, by a chairman to be chosen by the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting. The Secretary, or in the Secretary’s absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting. The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot.
(g)    Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the DGCL) by the stockholder, or by such stockholder’s duly authorized attorney in fact. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

Section 2.    Order of Business.
(a)    Annual Meetings of Stockholders. At any annual meeting of the stockholders, only such nominations of individuals for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors, or (iii) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with these Bylaws. For nominations of individuals for election to the Board of Directors or proposals of other business to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (A) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (B) be entitled to vote at such annual meeting, and (C) comply with the procedures set forth in these Bylaws as to such business or nomination. Subject to Article II, Section 8 of these Bylaws, the immediately preceding sentence shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.
(b)    Special Meetings of Stockholders. At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting. To be properly brought before a special meeting, proposals of business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (ii) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to stockholders at any such special meeting. If the Board of Directors has determined that directors shall be elected at a special meeting of stockholders and the Corporation’s notice of meeting specifies that such business shall be conducted at the special meeting, then nominations of individuals for election to the Board of Directors may be made at such special meeting by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice of such special meeting and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the procedures set forth in these Bylaws as to such nomination. This Article II, Section 2(b) shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before a special meeting of stockholders.
(c)    General. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of any annual or special meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.
Section 3.    Advance Notice of Nominations and Business.
(a)    Annual Meeting of Stockholders. Without qualification or limitation, subject to Article II, Section 3(c)(v) of these Bylaws, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Article II, Section 2(a) of these Bylaws, the stockholder must have given timely notice thereof (including, in the case of any nomination of individuals for election to the Board of Directors, the completed and signed questionnaire, representation and agreement required by Article II, Section 4 of these Bylaws), and timely updates and supplements thereof, in each case in proper form, in writing to the Secretary, and such other business must otherwise be a proper matter for stockholder action.
To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first (1st) anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first (1st) public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws.
Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this Article II, Section 3(a), a stockholder’s notice required by this Article II, Section 3(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. The number of nominees a stockholder may nominate for election shall not exceed the number of directors to be elected at the annual meeting.
In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) days prior to the meeting or any adjournment or postponement thereof. The obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.

(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting, subject to the provisions of this Article II, Section 3(b) of these Bylaws. Subject to Article II, Section 3(c)(v) of these Bylaws, if the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more directors to the Board of Directors, then, subject to the provisions of this Article II, Section 2(b) of these Bylaws, any stockholder may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting; provided that the stockholder gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by Article II, Section 4 of these Bylaws), and timely updates and supplements thereof in each case in proper form, in writing, to the Secretary.
To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day prior to the date of such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such special meeting or, if the first (1st) public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting of stockholders, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws.
Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this Article II, Section 3(b), a stockholder’s notice required by this Article II, Section 3(b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) days prior to the meeting or any adjournment or postponement thereof.

(c)    Disclosure Requirements.
(i)    To be in proper form, a stockholder’s notice pursuant to Article II, or this Article II, Section 3 of these Bylaws must include the following, as applicable:
(A)    As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal, as applicable, is made, a stockholder’s notice must set forth: (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, if any; (2) (a) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner, if any, and their respective affiliates or associates or others acting in concert therewith, if any, together with proof of ownership similar to that required under Rule 14a-8 of the Exchange Act, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, future, forward, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, future, forward, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, if any, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit (including profits interests) derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, if any, (c) any proxy, contract, agreement, arrangement, understanding, or relationship (whether written or oral) pursuant to which such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, if any, has any right to vote any class or series of shares of the Corporation, (d) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” or “stock loaning” agreement or arrangement, involving such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, if any, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, if any, with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”), (e) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, if any, that are separated or separable from the underlying shares of the Corporation, (f) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (g) any performance-related fees (other than an asset-based fee) to which such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, if any, is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such stockholder, such beneficial owner, if any, and their respective affiliates or associates or others acting in concert therewith, if any, (h) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, if any, and (i) any direct or indirect interest of such stockholder, such beneficial owner, if any, and their respective affiliates or associates or others acting in concert therewith, if any, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (3) if any such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, intends to engage in a solicitation with respect to a nomination or other business pursuant to this Section 3 or Section 8, a statement disclosing the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and if involving a nomination a representation that such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert, therewith intends to deliver a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the Voting Stock; (4) a certification that each such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation; (5) the names and addresses of other shareholders (including beneficial owners) known by any such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, to financially or otherwise materially support (it being understood, for example, that statement of an intent to vote for, or delivery of a revocable proxy to such proponent, does not require disclosure under this section, but solicitation of other stockholders by such supporting stockholder would require disclosure under this section) such nomination(s) or proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by, and any other information contemplated by clause (3) of this Article II, Section 3(c)(i)(A) with respect to, such other stockholder(s) or other beneficial owner(s); (6) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such stockholder, such beneficial owner, if any, and their respective affiliates or associates or others acting in concert therewith, if any; and (7) any other information relating to such stockholder, such beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(B)    If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a stockholder’s notice must, in addition to the matters set forth in paragraph (A) above, also set forth: (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder, such beneficial owner, if any, and each of their respective affiliates or associates or others acting in concert therewith, if any, in such business, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the Bylaws of the Corporation, the text of the proposed amendment), and (3) a description of all agreements, arrangements and understandings (whether written or oral) between such stockholder, such beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert therewith, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;
(C)    As to each individual, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in paragraph (A) above, also set forth: (1) the name, age, business and residence addresses of such person, (2) the principal occupation or employment of such person, (3) all information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such individual’s written consent to being named in any proxy statement relating to the Corporation’s next annual meeting or special meeting, as applicable, and to serving as a director if elected), and (4) a reasonably detailed description of all direct and indirect compensation and other monetary agreements, arrangements and understandings (whether written or oral), including the amount of any payment or payments received or receivable thereunder, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, if any, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, if any, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 or any successor provision promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, if any, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and
(D)    With respect to each individual, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in paragraphs (A) and (C) above, also include a completed and signed questionnaire, representation and agreement required by Article II, Section 4 of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these Bylaws, including without limitation, Article II, Section 2, 3 or 4, shall be eligible for election as directors. In addition, if the stockholder giving the notice has delivered to the Corporation a notice relating to the nomination of directors, the stockholder giving the notice shall deliver to the Corporation no later than five (5) business days prior to the date of the meeting or, if practicable, any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, recessed, rescheduled, or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act.
(ii)    A stockholder seeking to submit business at a meeting must promptly provide any other information reasonably requested by the Corporation. Unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) submitting business does not appear at a meeting of stockholders to present such business, the nomination shall be disregarded and the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation.
(iii)    For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iv)    Notwithstanding the provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these Bylaws with respect to nominations or proposals as to any other business to be considered. Notwithstanding anything to the contrary contained in this Article II, Section 3, the Board of Directors may waive any of the provisions of this Article II, Section 3.
(v)    Notwithstanding the foregoing provisions of this Article II, Section 3(c), if the stockholder giving the notice (or a qualified representative thereof) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(vi)    Except as otherwise provided by law, the Board of Directors or the chair of the meeting shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article II, Section 3(c), including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or business proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or business proposal in compliance with such stockholder’s representation as required by Article II, Section 4 of these Bylaws if any proposed nomination or business was not made or proposed in compliance with this Article II, Section 3(c), or if any of the information provided to the Corporation pursuant to this Article II, Section 3(c), was inaccurate, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.
(vii)    Nothing in these Bylaws shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends, voting or upon liquidation (“Preferred Stock”) if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws. Subject to Rule 14a-8 under the Exchange Act and Article II, Section 8, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or directors or any other business proposal.
Section 4.    Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person nominated by a stockholder for election or reelection to the Board of Directors must deliver (in accordance with the time periods prescribed for delivery of notice under Article II, Section 3 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to (i) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the

Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or (ii) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (c) will comply with the Corporation’s corporate governance guidelines and other policies applicable to its directors, and has disclosed therein whether all or any portion of securities of the Corporation were purchased with any financial assistance provided by any other person and whether any other person has any interest in such securities, (d) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time, (e) consents to being named as a nominee in any proxy statement relating to the next annual meeting or special meeting, as applicable, pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card and agrees to serve if elected as a director, and (f) will abide by the requirements of Article II, Section 5 of these Bylaws.
Section 5.    Procedure for Election of Directors; Required Vote.
(a)    Except as set forth below, election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock, a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. For purposes of this Bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election. Votes cast shall include votes against in each case and exclude abstentions and broker nonvotes with respect to that director’s election. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary as of the later of (i) the close of the applicable notice of nomination period set forth in Article II, Section 3 of these Bylaws or under applicable law and (ii) the last day on which a Nomination Notice may be delivered in accordance with the procedures set forth in Article II, Section 8, based on whether one (1) or more notice(s) of nomination or Nomination Notice(s) were timely filed in accordance with said Article II, Section 3 and/or Section 8, as applicable; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one (1) or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.
(b)    If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors in accordance with the agreement contemplated by Article II, Section 4 of these Bylaws. The Nominating, Governance and Corporate Responsibility Committee of the Corporation’s Board of Directors (the “Nominating,

Governance and Corporate Responsibility Committee”) shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating, Governance and Corporate Responsibility Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Nominating, Governance and Corporate Responsibility Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating, Governance and Corporate Responsibility Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this Bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article III, Section 9 of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article III, Section 2 of these Bylaws.
(c)    Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.
(d)    Any individual who is nominated for election to the Board of Directors and included in the Corporation’s proxy materials for an annual meeting, including pursuant to Article II, Section 8 shall tender an irrevocable resignation effective immediately, upon a determination by the Board of Directors or any committee thereof that (i) the information provided to the Corporation by such individual, or if applicable, by the Eligible Stockholder (as defined in Article II, Section 8) (or any stockholder, fund that is a Qualifying Fund (as defined in Article II, Section 8) and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) who nominated such individual, was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) such individual, or if applicable, the Eligible Stockholder (including each stockholder, fund that is a Qualifying Fund and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) who nominated such individual, shall have breached any representations or obligations owed to the Corporation under these Bylaws.
Section 6.    Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one (1) or more inspectors, which inspector or inspectors may, but does not need to, include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One (1) or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for the matters upon which the stockholders will vote at a meeting.
Section 7.    No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 8.    Inclusion of Stockholder Nominees in Proxy Statement.
(a)    Subject to the terms and conditions set forth in these Bylaws, the Corporation shall include in its proxy materials for an annual meeting of stockholders the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of stockholders that satisfy the requirements of this Article II, Section 8, including qualifying as an Eligible Stockholder (as defined in paragraph (e) below) and that expressly elects at the time of providing the written notice required by this Article II, Section 8 (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Article II, Section 8.
(b)    For purposes of this Article II, Section 8, the “Required Information” that the Corporation will include in its proxy statement is: (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Stockholder so elects, a Statement (as defined in paragraph (g) below). The Corporation shall also include the name of the Stockholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these Bylaws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement (and other proxy materials) its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.
(c)    To be timely, a stockholder’s Proxy Access Notice must be delivered to the principal executive offices of the Corporation within the time periods applicable to stockholder notices of nominations pursuant to Article II, Section 3 of these Bylaws. In no event shall any adjournment, recess, rescheduling or postponement of an annual meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Proxy Access Notice.
(d)    The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Article II, Section 8 but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Directors’ nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (x) two (2) and (y) the largest whole number that does not exceed twenty percent (20%) of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Article II, Section 8 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:
(i)    the number of such director candidates for which the Corporation shall have received one or more valid stockholder notices nominating director candidates pursuant to Article II, Section 2 and Article II, Section 3 (but not this Article II, Section 8) of these Bylaws;

(ii)    the number of directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation), other than any such director referred to in this clause who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least one (1) annual term, but only to the extent the Permitted Number after such reduction with respect to this clause equals or exceeds one (1); and
(iii)    the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting or whose term of office will continue beyond the date of such annual meeting, regardless of the outcome of such meeting for whom access to the Corporation’s proxy materials was previously provided pursuant to this Article II, Section 8, other than any such director referred to in this clause who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least one (1) annual term;
provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy statement pursuant to this Article II, Section 8 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement and include such specified rank in its Proxy Access Notice. If the number of Stockholder Nominees pursuant to this Article II, Section 8 for an annual meeting of stockholders exceeds the Permitted Number, then the highest ranking qualifying Stockholder Nominee from each Eligible Stockholder will be selected by the Corporation for inclusion in the proxy statement until the Permitted Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Eligible Stockholder’s Proxy Access Notice. If the Permitted Number is not reached after the highest ranking Stockholder Nominee from each Eligible Stockholder has been selected, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(e)    An “Eligible Stockholder” is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this or whose term of office will continue beyond the date of such annual meeting, regardless of the outcome of such meeting, and as of the record date for determining stockholders eligible to vote at the annual meeting, at least three percent (3%) of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting; provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20). Two (2) or more collective investment funds that are part of the same family of funds by virtue of being under common management and investment control, under common management and sponsored primarily by the same employer or a “group of investment companies” (as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended) (a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this paragraph (e); provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Article II, Section 8. No shares may be attributed to more than one group constituting an Eligible Stockholder under this Article II, Section 8 (and, for the avoidance of doubt, no stockholder may be a member of more than one group constituting an Eligible Stockholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (e), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3-year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).
(f)    No later than the final date when a Proxy Access Notice pursuant to this Article II, Section 8 may be timely delivered to the Secretary, an Eligible Stockholder must provide the following information in writing to the Secretary:
(i)    with respect to each Constituent Holder, the name and address of, and number of shares of Voting Stock owned by, such person;
(ii)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3-year) holding period) verifying that, as of a date within seven (7) days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:
(A)    within ten (10) days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and
(B)    immediate notice if the Eligible Stockholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of stockholders;
(iii)    the information, representations and agreements contemplated by Article II, Section 3(c) of these Bylaws (with references to a “stockholder” therein to include such Eligible Stockholder (including each Constituent Holder));
(iv)    a representation that such person:
(A)    acquired the Proxy Access Request Required Shares in the ordinary course of business and neither the Eligible Stockholder nor the Stockholder Nominee nor their respective affiliates and associates acquired or is holding any securities of the Corporation with the intent to change or influence control of the Corporation;
(B)    has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the

Stockholder Nominee(s) being nominated pursuant to this Article II, Section 8;
(C)    has not engaged and will not engage in, and has not been and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;
(D)    will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and
(E)    will provide facts, statements and other information in all communications with the Corporation and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Article II, Section 8;
(v)    in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(vi)    an undertaking that such person agrees to:
(A)    assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder (including such person) provided to the Corporation;
(B)    promptly provide to the Corporation such other information as the Corporation may reasonably request; and
(C)    file with the Securities and Exchange Commission any solicitation by the Eligible Stockholder of stockholders of the Corporation relating to the annual meeting at which the Stockholder Nominee will be nominated.
In addition, no later than the final date when a nomination pursuant to this Article II, Section 8 may be delivered to the Corporation, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfy the definition thereof. In order to be considered timely, any information required by this Article II, Section 8 to be provided to the Corporation must be supplemented (by delivery to the Secretary): (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date; and (2) no later than eight (8) days before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any defect.
(g)    The Eligible Stockholder may provide to the Secretary, at the time the information required by this Article II, Section 8 is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the candidacy of such Eligible Stockholder’s Stockholder Nominee (the “Statement”).
(h)    Notwithstanding anything to the contrary contained in this Article II, Section 8, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading), or would violate any applicable law, rule, regulation or listing standard.
(i)    No later than the final date when a nomination pursuant to this Article II, Section 8 may be delivered to the Corporation, each Stockholder Nominee must provide the completed and signed questionnaire, representation and agreement required by Article II, Section 4 of these Bylaws and:
(i)    provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a stockholder), that such Stockholder Nominee consents to being named in the Corporation’s proxy statement and form of proxy card as a nominee and intends to serve as a director of the Corporation for the entire term if elected;
(ii)    complete, sign and submit all questionnaires, representations and agreements required by Article II, Section 4 of these Bylaws or of the Corporation’s directors generally; and
(iii)    provide such additional information as necessary to permit the Board of Directors to determine: (A) if any of the matters referred to in paragraph (k) below apply; (B) if such Stockholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s corporate governance guidelines; or (C) is or has been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee.
In the event that any information or communications provided by the Eligible Stockholder (or any Constituent Holder) or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any such defect.
(j)    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at that annual meeting (other than by reason of such Stockholder Nominee’s disability or other health reason) will be ineligible to be a Stockholder Nominee pursuant to this Article II, Section 8 for the next two (2) annual meetings. Any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Article II, Section 8 or any other provision of these Bylaws, the Certificate of Incorporation or any applicable regulation any time before the annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders.
(k)    The Corporation shall not be required to include, pursuant to this Article II, Section 8, a Stockholder Nominee in its proxy materials for any annual meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of (or vote with respect to) a Stockholder Nominee (and may declare such nomination ineligible), notwithstanding that proxies in respect of such vote may have been received by the Corporation:
(i)    who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, who is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), in each case as determined by the Board of Directors;
(ii)    whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded, or any applicable law, rule or regulation;
(iii)    who is an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, or who is a subject of a pending criminal proceeding, has been convicted in a criminal proceeding within the past ten (10) years or is subject to an order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;
(iv)    if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Article II, Section 8 or any agreement, representation or undertaking required by this Article II, Section 8; or
(v)    if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including, but not limited to, not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.
Clauses (i), (ii), and (iii) and, to the extent related to a breach or failure by the Stockholder Nominee, clause (iv), will result in the exclusion from the proxy materials pursuant to this Article II, Section 8 of the specific Stockholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Stockholder

Nominee to be nominated; provided, however, that clause (v) and, to the extent related to a breach or failure by an Eligible Stockholder (or any Constituent Holder), clause (iv) will result in the Voting Stock owned by such Eligible Stockholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials pursuant to this Article II, Section 8 of all of the applicable stockholder’s Stockholder Nominees from the applicable annual meeting of stockholders or, if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Stockholder Nominees to be nominated).
(l)    Notwithstanding the foregoing provisions of this Article II, Section 8, if the Eligible Stockholder giving the Proxy Access Notice (or a qualified representative thereof) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
ARTICLE III
DIRECTORS
Section 1.    Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all powers of the Corporation and perform all lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or performed by the stockholders.
Section 2.    Number and Tenure. Subject to the rights of the holders of any class or series of Preferred Stock, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”), subject to a maximum number of sixteen (16) directors. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.
Except as otherwise provided in the Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock provided for or fixed pursuant to the Certificate of Incorporation (the “Preferred Stock Directors”), the Board of Directors shall be divided, with respect to the time for which they severally hold office, into three (3) classes, designated Class I, Class II and Class III, as nearly equal in number as reasonably possible. The first (1st) term of office for the Class I directors shall expire at the first (1st) annual meeting of stockholders held following the Effective Date (the “First Annual Meeting”). The first (1st) term of office for the Class II directors shall expire at the second (2nd) annual meeting of stockholders held following the Effective Date (the “Second Annual Meeting”). The first (1st) term of office for the Class III directors shall expire at the third (3rd) annual meeting of stockholders held following the Effective Date (“Third Annual Meeting”). At the First Annual Meeting, the Class I directors shall be elected for a term of office to expire at the Third Annual Meeting. At the Second Annual Meeting, the Class II directors shall be elected for a term of office to expire at the Third Annual Meeting. Commencing at the Third Annual Meeting and at all subsequent annual meetings of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the DGCL, and all directors shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders. Prior to the Third Annual Meeting, in case of any increase or decrease, from time to time, in the number of directors (other than the Preferred

Stock Directors), the number of directors in each class shall be apportioned as nearly equal in number as reasonably possible.
Section 3.    Election of Directors. The directors shall be elected at the annual meetings of stockholders as specified in the Certificate of Incorporation except as otherwise provided in the Certificate of Incorporation and in these Bylaws, and each director of the Corporation shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Section 4.    Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of stockholders, or such other date, time and place as the Board of Directors may determine. The Board of Directors may, by resolution, provide the date, time and place, if any, for the holding of additional regular meetings without other notice than such resolution.
Section 5.    Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, if any, date and time of the meetings.
Section 6.    Telephone Meetings. Any or all directors may participate in a meeting of the Board of Directors or a committee thereof by means of conference telephone or videoconference or any means of communication by which all persons participating in the meeting are able to hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 7.    Notice of Meetings. Notice of any special meeting of directors shall be given to each director at such person’s business or residence in writing by hand delivery, first-class or overnight mail or courier service, email or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the U.S. mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting. If by email, facsimile transmission, telephone or by hand, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Article VIII, Section 2 of these Bylaws.
Section 8.    Quorum. Subject to Article III, Section 9 of these Bylaws, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.
Section 9.    Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director, and directors so chosen shall hold office until the next election of the class, if any, for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. Notwithstanding the foregoing, from and after the Third Annual Meeting, any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.
Section 10.    Chairman of the Board of Directors. The Chairman of the Board of Directors shall be chosen from among the directors and may be the Chief Executive Officer. The Chairman shall preside over all meetings of the Board of Directors. In the absence of the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, the Chief Executive Officer, the President, or another director, in the order designated by the Chairman of the Board of Directors, shall preside at meetings of the Board of Directors.
Section 11.    Committees. The Board of Directors may designate any such committee as the Board of Directors considers appropriate, which shall consist of one (1) or more directors of the Corporation. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board of Directors as appropriate.
A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Article III, Section 7 of these Bylaws. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve, any such committee. Nothing herein shall be deemed to prevent the Board of Directors from appointing one (1) or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.
Section 12.    Removal. Subject to the rights of the holders of any series of Preferred Stock, any director(s) of the Corporation may be removed from office at any time by the affirmative vote of the holders of at least a majority of the Voting Stock (a) until the Third Annual Meeting or such other time as the Board of Directors is no longer classified under Section 141(d) of the DGCL, only for cause by the affirmative vote of the holders of a majority of the Voting Stock and (b) from and including the Third Annual Meeting or such other time as the Board of Directors is no longer classified under Section 141(d) of the DGCL, with or without cause, by the affirmative vote of the holders of a majority of the Voting Stock.
Section 13.    Action Without a Meeting. The Board of Directors or a committee thereof may take any action required or permitted to be taken at any meeting of the Board of Directors or committee, as the case may be, without a meeting if, prior or subsequent to such action, all members of the Board of Directors or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors, or committee.

Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 14.    Compensation of Directors. The Board of Directors may, by the affirmative vote of a majority of the directors then in office, fix fees or compensation of the directors for services to the Corporation, including attendance at meetings of the Board of Directors or committees thereof. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV
OFFICERS
Section 1.    Elected Officers. The elected officers of the Corporation shall be a Chief Executive Officer, a President, a Treasurer, a Secretary and such other officers or assistant officers as the Board of Directors from time to time may deem proper. Any number of offices may be held by the same person. All officers and assistant officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers and assistant officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board of Directors or any committee thereof may from time to time elect such other officers and assistant officers (including one (1) or more Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Assistant officers and agents also may be appointed by the Chief Executive Officer. Such other officers, assistant officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board of Directors or such committee or by the Chief Executive Officer, as the case may be.
Section 2.    Election and Term of Office. The elected officers of the Corporation shall be elected by the Board of Directors. Each officer shall hold office until such officer’s successor shall have been duly elected and shall have qualified or until such officer’s earlier death, resignation or removal.
Section 3.    Chief Executive Officer. The Chief Executive Officer shall be responsible for the general management and supervision over and responsibility for the business and affairs of the Corporation and shall perform all duties incident to the office which may be required by applicable law and all such other duties as are properly required of the Chief Executive Officer by the Board of Directors. The Chief Executive Officer of the Corporation may also serve as President, if so elected by the Board of Directors.
Section 4.    President. If the Board of Directors elects a President who is not the Chief Executive Officer, the President shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Corporation’s business and general supervision of its policies and affairs.
Section 5.    Vice Presidents. Each Vice President, including any Vice President designated as Executive, Senior, or otherwise, shall have such powers and shall perform such duties as shall be assigned to such Vice President by the Board of Directors, the Chief Executive Officer or the President.
Section 6.    Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall, in general, perform all the duties incident to the office of Treasurer and shall have such further powers and duties as shall be prescribed from time to time by the Board of Directors, the Chief Executive Officer or the President.
Section 7.    Secretary. The Secretary shall keep or cause to be kept, in one (1) or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders. The Secretary shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law. The Secretary shall see that the books, reports, statements, certificates and other documents and records required by applicable law to be kept and filed are properly kept and filed. The Secretary shall, in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such Secretary by the Board of Directors, the Chief Executive Officer or the President.
Section 8.    Compensation of Officers. The salaries of the officers shall be fixed from time to time by the Board of Directors. Nothing contained herein shall preclude any officer from serving the Corporation in any other capacity, including that of director, or from serving any of its stockholders, subsidiaries or affiliated corporations in any capacity and receiving proper compensation therefor.
Section 9.    Compensation of Assistant Officers and Agents. Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have the authority to fix and determine, and change from time to time, the compensation of all assistant officers and agents of the Corporation elected or appointed by the Board of Directors or by the Chief Executive Officer, including, but not restricted to, monthly or other periodic compensation and incentive or other additional compensation.
Section 10.    Removal. Any officer elected, or agent appointed, by the Board of Directors may be removed from office with or without cause by the affirmative vote of a majority of the Whole Board. Any assistant officer or agent appointed by the Chief Executive Officer may be removed from office by the Chief Executive Officer with or without cause. No elected officer or assistant officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his or her successor, his or her death, or his or her resignation or removal from office, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
Section 11.    Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors. Any vacancy in an office appointed by the Chief Executive Officer or the President because of death, resignation, or removal may be filled by the Chief Executive Officer or the President.
ARTICLE V
STOCK CERTIFICATES AND TRANSFERS
Section 1.    Stock; Transfers. Unless otherwise determined by the Board of Directors, the interest of each stockholder of the Corporation will be uncertificated.
The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, if any, by the holder thereof in person or by such person’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
The certificates of stock, if any, shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Notwithstanding anything to the contrary in these Bylaws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated (if any) and uncertificated form.
Section 2.    Lost, Stolen or Destroyed Certificates. As applicable, no certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or such person’s discretion require.
Section 3.    Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.
Section 4.    Transfer and Registry Agents. The Corporation may from time to time maintain one (1) or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors or by the Chief Executive Officer or the President.
ARTICLE VI
CONTRACTS, PROXIES, ETC.
Section 1.    Contracts. Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chairman of the Board of Directors, any Vice Chairman of the Board of Directors, the Chief

Executive Officer, the President, any Vice President, the Secretary, the Treasurer and any other officer of the Corporation elected by the Board of Directors may sign, acknowledge, verify, make, execute and/or deliver on behalf of the Corporation any agreement, application, bond, certificate, consent, guarantee, mortgage, power of attorney, receipt, release, waiver, contract, deed, lease and any other instrument, or any assignment or endorsement thereof. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Secretary, the Treasurer or any other officer of the Corporation elected by the Board of Directors may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 2.    Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or any officer of the Corporation elected by the Board of Directors may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.
ARTICLE VII
DIVIDENDS
Dividends may be declared and paid at such times and in such amounts as the Board of Directors may in its absolute discretion determine and designate, subject to the restrictions and limitations imposed by law and the Certificate of Incorporation.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
Section 1.    Seal. The corporate seal, if the Corporation shall have a corporate seal, shall have inscribed thereon the words “Corporate Seal, Delaware,” the name of the Corporation and the year of its organization. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
Section 2.    Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 3.    Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary, or at such later time as is specified therein. Except to the extent specified in such notice, no formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.
ARTICLE IX
FISCAL YEAR
The fiscal year of the Corporation shall end on the Friday nearest the thirtieth (30th) day of September in each year; provided that the Board of Directors shall have the power, from time to time, to fix a different fiscal year of the Corporation by a duly adopted resolution.
ARTICLE X
INDEMNIFICATION
Section 1.    Indemnification. Each person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative is or was, at any time during which this Article X is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise (each such director or officer, hereinafter, an “indemnitee”), shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized or permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment or modification) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding had no reasonable cause to believe such person’s conduct was unlawful.
Section 2.    Advancement of Expenses. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each indemnitee shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred by such indemnitee in connection with a proceeding in advance of the final disposition of such proceeding; such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not, except to the extent specifically required by applicable law, in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Bylaw or otherwise.
Section 3.    Determination of Indemnification. Any indemnification under this Article X (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the indemnitee is proper in the circumstances, because such person has met the applicable standard of conduct set forth in the DGCL. With respect to an indemnitee who is a director or officer of the Corporation at the time of such determination, such determination shall be made (i) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion of such independent legal counsel, or (iv) by the stockholders.
Section 4.    Non-Exclusivity of Rights. The rights conferred on any person in this Article X shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or directors. Additionally, nothing in this Article X shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article X. The Board of Directors shall have the power to delegate to such officer or other person as the Board of Directors shall specify the determination of whether indemnification shall be given to any person pursuant to this paragraph.
Section 5.    Indemnification Agreements. The Board of Directors is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification rights to such person. Such rights may be greater than those provided in this Article X.
Section 6.    Continuation of Indemnification. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article X shall continue, notwithstanding that the person has ceased to be an indemnitee and shall inure to the benefit of his or her estate, heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.
Section 7.    Effect of Amendment or Repeal. The provisions of this Article X shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as an indemnitee (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and pursuant to this Article X, the Corporation intends to be legally bound to each such current or former indemnitee. With respect to current and former indemnitees, the rights conferred under this Article X are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these Bylaws. With respect to any indemnitee who commence service following adoption of these Bylaws, the rights conferred under this Article X shall be present contractual rights, and such rights shall fully vest, and be deemed to have vested fully, immediately upon such indemnitee’s service in the capacity which is subject to the benefits of this Article X. No elimination of or amendment to this Article X shall deprive any person of any rights hereunder arising out of alleged or actual acts or omissions occurring prior to such elimination or amendment.
Section 8.    Notice. Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by telecopy, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.
Section 9.    Severability. If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE XI
AMENDMENTS
Section 1.    By the Stockholders. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be amended, altered, changed or repealed, or new Bylaws adopted, at any special meeting of the stockholders of the Corporation if duly called for that purpose (provided that, in the notice of such special meeting, notice of such purpose shall be given), or at any annual meeting, by the affirmative vote of the holders of a majority of the Voting Stock.
Section 2.    By the Board of Directors. Subject to the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws, these Bylaws may also be amended, altered, changed or repealed, or new Bylaws adopted, by the Board of Directors.